SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.                )

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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

CABOT CORPORATION

(Name of Registrant as Specified In Its Charter)

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January 28, 2005

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of Cabot Corporation, which will be held on Thursday, March 10, 2005 at 4:00 p.m. in the Amphitheater of the World Trade Center, 200 Seaport Boulevard, Boston, Massachusetts.

      Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided or, if your proxy card or voting instruction form so indicates, vote electronically via the Internet or telephone.

      You will find information regarding the matters to be voted on at the meeting in the enclosed proxy statement. Following the formal portion of the meeting, there will be a report on Cabot’s operations during 2004 followed by a question and answer period. We look forward to seeing you at the meeting.

Sincerely,

KENNETT F. BURNES Chairman of the Board, President and Chief Executive Officer

Notice of Annual Meeting of Stockholders
to be held on March 10, 2005

      The 2005 Annual Meeting of Stockholders of Cabot Corporation (“Cabot” or the “Company”), will be held on Thursday, March 10, 2005 at 4:00 p.m., local time, in the Amphitheater of the World Trade Center, 200 Seaport Boulevard, Boston, Massachusetts, for the following purposes:

1.	To elect five Directors to the class of Directors whose terms expire in 2008 and one Director to the class of Directors whose term expires in 2006;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as Cabot’s independent registered public accounting firm for the fiscal year ending September 30, 2005; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

      You may vote if you were a stockholder of record at the close of business on January 14, 2005. You are urged to vote your shares by one of the following methods whether or not you plan to attend the Annual Meeting:

•	vote over the Internet or by telephone using the instructions on the accompanying proxy card, if this option is available to you; or

•	complete, sign, date and return the accompanying proxy card in the enclosed, self-addressed envelope (the self-addressed envelope requires no postage if mailed in the United States).

      You may still vote in person if you attend the Annual Meeting. For specific instructions, please refer to the section entitled “About the Annual Meeting” beginning on page 1 of this proxy statement and the voting instructions on the proxy card.

      This notice and proxy statement are first being mailed to stockholders on or about January 28, 2005. Cabot’s 2004 Annual Report to Stockholders and Form 10-K are being mailed to you with this notice and proxy statement.

      Please exercise your right to vote at your earliest convenient time.

By order of the Board of Directors,

Jane A. Bell

Secretary

Two Seaport Lane

Boston, Massachusetts
January 28, 2005

Cabot Corporation
Two Seaport Lane, Suite 1300
Boston, Massachusetts 02210-2019

Proxy Statement

About the Annual Meeting

Who is soliciting my vote?

      The Board of Directors of Cabot Corporation is soliciting your vote at the 2005 Annual Meeting of Stockholders.

What am I voting on?

      You are voting on:

•	The election of directors (see page 8);

•	The ratification of PricewaterhouseCoopers LLP as Cabot Corporation’s independent registered public accounting firm for fiscal year 2005 (see page 16); and

•	Any other business properly coming before the meeting.

How does the Board recommend that I vote my shares?

      The Board’s recommendation can be found with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	For the Directors’ proposal to elect the nominated Directors;

•	For the Directors’ proposal to ratify PricewaterhouseCoopers LLP as Cabot Corporation’s independent registered public accounting firm for fiscal year 2005.

      Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

Who is entitled to vote?

      You may vote if you were the record owner of Cabot Corporation’s stock as of the close of business on January 14, 2005. As of that date, we had outstanding 62,837,528 shares of common stock, par value $1.00 per share, and 46,754 shares of Series B ESOP convertible preferred stock, par value $1.00 per share. Each share of common stock is entitled to one vote and each share of convertible preferred stock is entitled to 146.3782 votes. The common stock and convertible preferred stock vote together as a single class. There is no cumulative voting.

      State Street Bank and Trust Company, the trustee of the convertible preferred stock portion of the Cabot Corporation Retirement Savings Plan (the “Savings Plan”) is the record owner of all of the shares of convertible preferred stock. The Vanguard Fiduciary Trust Company, the trustee of the common stock portion of the Savings Plan, is the record owner of all of the shares of common stock held by the Savings Plan. Each trustee is entitled to vote such shares in accordance with instructions from participants in, and the terms of, the Savings Plan.

How many votes must be present to hold the meeting?

      Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of common stock and convertible preferred stock as of January 14, 2005, considered as a single class, must be present in person or by proxy at the meeting. This is referred to as a quorum. Shares that reflect votes withheld for director nominees and abstentions will be counted for the purpose of determining whether a quorum has been reached.

How many votes are needed to approve each of the proposals?

      The six nominees for election to the Board of Directors who receive the most votes will be elected. This is called plurality voting.

      Ratification of Cabot’s independent auditors will require an affirmative vote of a majority of the votes cast on the proposal.

How do I vote?

      You can vote either in person at the meeting or by proxy without attending the meeting. To vote by proxy, you must either:

•	Fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope;

•	Vote by telephone by following the instructions on your proxy card; or

•	Vote by Internet by following the instructions on your proxy card.

      If you hold your Cabot stock in a brokerage account (that is, in “street name”), your ability to vote by telephone or over the Internet depends on your broker’s voting process. Please follow the directions on your proxy card or voter instruction form carefully.

      Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the meeting, and you hold your Cabot stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

How do I vote if I hold my stock through Cabot’s employee benefit plans?

      If you hold your stock through a Cabot employee benefit plan or the employee benefit plan of a former subsidiary of Cabot, you have the right to instruct the trustees of the plan or plans in which you participate how to vote your shares. You can vote your shares by following the instructions on the enclosed proxy card. The trustees of each plan will have the voting instructions of each participant in the plans tabulated and will vote the shares of the participants by submitting a final proxy card representing each plan’s shares for inclusion in the tally at the Annual Meeting.

      If you hold shares in the Savings Plan, your vote tells the trustees of the Savings Plan how to vote (i) those shares for which no instructions are received from other plan participants and (ii) those shares that have not yet been allocated to participants’ accounts. Similarly, if you hold shares in the Cabot Canada Ltd. Employees’ Stock Purchase Plan, your vote tells the trustee of that plan how to vote those shares for which no instructions are received from other plan participants.

      In order to be counted, you must vote the shares you hold through a Cabot employee benefit plan by returning your completed and signed proxy card to the Company’s transfer agent by March 7, 2005 or by voting over the telephone or the Internet by midnight on March 7, 2005.

Can I change my vote?

      Yes. You can change or revoke your vote at any time before the polls close at the Annual Meeting. You can do this by:

•	Signing another proxy card with a later date and returning it to us prior to the meeting;

•	Sending our Corporate Secretary a written document revoking your earlier proxy;

•	Voting again by telephone or over the Internet prior to 11:59 p.m. Eastern Standard Time on March 9, 2005; or

•	Voting again at the meeting.

Who counts the votes?

      We have hired EquiServe Trust Company, N.A., our transfer agent, to count the votes represented by proxies cast by ballot, telephone, and the Internet. A representative of Equiserve and an Assistant Corporate Secretary of the Company will act as Inspectors of Election.

Will my shares be voted if I don’t provide my proxy and I don’t attend the Annual Meeting?

      If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.

      If you hold your shares in street name, your broker may be able to vote your shares for “routine” matters even if you do not provide the broker with voting instructions. The election of directors and the ratification of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2005 are considered routine matters.

      If you hold your shares through the Savings Plan or the Cabot Canada Ltd. Employees’ Stock Purchase Plan and do not vote your shares, your shares (along with all other shares in the plan for which votes are not cast) will be voted pro rata by the trustees in accordance the votes directed by other participants in the plans.

How are votes counted?

      In the election of directors, you may vote “For” all the nominees or your vote may be “Withheld” with respect to one or more of the nominees. For any other proposal, you may vote “For,” “Against,” or “Abstain.” Votes withheld for a nominee for election as a director or abstentions will not be counted as votes cast and thus will have no effect on the outcome of the voting.

What if I return my proxy card but don’t vote for some of the matters listed on my proxy card?

      If you return a signed proxy card without indicating your vote, your shares will be voted “For” the nominee directors listed on the card and “For” the ratification of PricewaterhouseCoopers LLP as Cabot’s independent auditors for fiscal year 2005.

Could other matters be decided at the Annual Meeting?

      We are not aware of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment.

Who can attend the meeting?

      The Annual Meeting is open to all Cabot stockholders.

How can I access Cabot’s proxy materials and annual report electronically?

      This proxy statement, our 2005 Annual Report to Stockholders and our Form 10-K are available on our website at www.cabot-corp.com. Most stockholders can elect to view future proxy statements, annual reports and Forms 10-K over the Internet instead of receiving paper copies by mail.

      If you own Cabot stock in your name and vote over the Internet, you will be able to sign up for electronic delivery of future stockholder communications at that time. If you hold your Cabot stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

      If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail containing the Internet address to use to access our proxy statement, annual report and Form 10-K. Your choice will remain in effect until you tell us otherwise. You do not have to elect Internet access each year. If you later change your mind and would like to receive paper copies of our proxy statements, annual reports and Forms 10-K, please contact our Investor Relations department at 617-342-6244.

Information on the Board of Directors and its Committees

Board of Directors

      Cabot’s Board of Directors currently has twelve members and is divided into three classes serving staggered three-year terms. Directors for each class are elected at the Annual Meeting of Stockholders held in the year in which the term for their class expires. John G.L. Cabot, who is in the class of directors whose terms expire in 2006, will be retiring from the Board of Directors effective at the 2005 Annual Meeting in accordance with the terms of the Board’s retirement policy as it was in effect prior to November 2004. At the 2005 Annual Meeting, effective upon the election of the proposed nominees, the size of our Board of Directors will be increased to thirteen members.

      Our Board of Directors met six times in fiscal year 2004. Each director attended at least 75% of the Board meetings and the meetings of the Committees on which he or she served except Dr. Ronaldo H. Schmitz who attended approximately 70% of the aggregate Board and Committee meetings. Dr. Schmitz underwent shoulder surgery in May and was, therefore, unable to attend the Board meetings held in May and June as well as the Committee meetings held in May.

      Cabot’s Board of Directors has five standing Committees: Audit Committee, Compensation Committee, Executive Committee, Governance and Nominating Committee and Safety, Health and Environmental Affairs Committee (the “SH&E Committee”). The Audit, Compensation, Governance and Nominating, and SH&E Committees are presently composed entirely of independent directors. The Executive Committee is presently composed of Mr. Burnes, an employee director, and two independent directors.

Audit Committee

      The Audit Committee assists the Board of Directors in its oversight of (i) the integrity of Cabot’s financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence and (iv) the performance of our internal audit function. The Audit Committee, among other functions:

•	Has the sole authority to appoint, retain, terminate and determine the compensation of our independent auditor.

•	Monitors the qualifications, independence and performance of our independent auditors and approves professional services provided by them.

•	Reviews with our independent auditors the scope and results of the audit engagement.

•	Reviews the activities and recommendations of our internal auditors.

•	Discusses Cabot’s annual audited financial statements and quarterly financial statements with management and Cabot’s independent auditors, including our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Reviews the Company’s accounting policies, risk assessment and management policies, control systems and compliance activities.

      The members of the Audit Committee are John F. O’Brien (Chair), John G.L. Cabot, Arthur L. Goldstein, Gautam S. Kaji and Lydia W. Thomas. The specific responsibilities and functions of the Audit Committee are identified in the Committee’s charter, which is posted under the heading “About Cabot  — Governance” on our website (www.cabot-corp.com). The Audit Committee met eleven times during the 2004 fiscal year. The Report of the Audit Committee is included in this Proxy Statement on page 14.

Compensation Committee

      The primary responsibilities of the Compensation Committee are to:

•	Approve the corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate the CEO’s performance and approve the CEO’s salary and incentive compensation.

•	Establish policies applicable to the compensation, severance or other remuneration of Cabot employees who are designated as senior management, review and approve performance measures and goals under incentive compensation plans applicable to such employees, and approve their salaries, annual short-term and long-term incentive awards, any severance payments and any other remuneration.

•	Review the aggregate amount of bonuses to be paid to participants in Cabot’s annual short-term incentive plan.

•	Administer Cabot’s incentive compensation plans, equity-based plans and supplemental benefits arrangements, which includes approving the aggregate number of stock awards granted under Cabot’s long-term incentive program.

      The specific responsibilities and functions of the Compensation Committee are identified in the Committee’s charter, which is posted under the heading “About Cabot — Governance” on our website (www.cabot-corp.com). The members of the Compensation Committee are John S. Clarkeson (Chair), John H. McArthur, Ronaldo H. Schmitz and Mark S. Wrighton. The Compensation Committee met four times and took action by written consent three times during the 2004 fiscal year.

Executive Committee

      The Executive Committee reviews and, where appropriate, approves corporate action with respect to the conduct of our business between Board of Directors’ meetings. Actions taken by the Executive Committee are regularly reported to the Board at its next meeting. The members of the Executive Committee are John S. Clarkeson (Chair), John H. McArthur and Kennett F. Burnes. The Executive Committee held no meetings during fiscal year 2004.

Governance and Nominating Committee

      The Governance and Nominating Committee is charged primarily with:

•	Developing and recommending to the Board corporate governance policies and procedures.

•	Identifying individuals qualified to become directors of Cabot.

•	Recommending director candidates to the Board to fill vacancies and to stand for election at the Annual Meeting of Stockholders.

•	Recommending committee assignments.

•	Leading the annual review of the Board’s performance.

•	Recommending compensation and benefit policies for Cabot’s directors.

      The specific responsibilities and functions of the Governance and Nominating Committee are identified in its charter, which is posted under the heading “About Cabot — Governance” on our website (www.cabot-corp.com). The members of the Governance and Nominating Committee are John H. McArthur (Chair),

John G.L. Cabot, Arthur L. Goldstein and John F. O’Brien. The Governance and Nominating Committee met four times during the 2004 fiscal year.

SH&E Committee

      The SH&E Committee reviews all aspects of Cabot’s safety, health and environmental management programs and performance. In particular, the Committee reviews the following:

•	Cabot’s environmental reserve, and risk assessment and management processes.

•	Environmental and safety audit reports, performance metrics, performance as benchmarked against industry peer groups, assessed fines or penalties, site security and safety issues.

•	Safety, health and environmental training initiatives.

•	Cabot’s safety, health and environmental budget and capital expenditures.

      The Committee consults with Cabot’s internal and outside safety, health and environmental advisors regarding these programs. The SH&E Committee charter is posted on our website under the heading “About Cabot — Governance.” The members of the SH&E Committee are Lydia W. Thomas (Chair), John S. Clarkeson, Gautam S. Kaji, Roderick C.G. MacLeod, Ronaldo H. Schmitz and Mark S. Wrighton. The SH&E Committee met three times during the 2004 fiscal year.

Board Compensation

      Our standard director compensation arrangements are as follows:

•	An annual cash retainer of $20,000, payable quarterly in equal installments of $5,000.

•	A per meeting fee of $1,700 for attending each Board meeting and each Committee meeting of which he or she is a member.

•	An annual fee of $10,000, payable quarterly in equal installments, for serving as chair of the Audit Committee.

•	An annual fee of $4,000, payable quarterly in equal installments, for serving as chair of any Committee of the Board other than the Audit Committee.

•	An annual grant of 2,000 shares of Cabot common stock, issued pursuant to the Company’s Non-Employee Directors’ Stock Compensation Plan.

      Employee directors of the Company receive no additional compensation for their duties as directors. Directors are also reimbursed for travel expenses incurred for attending Board and Committee meetings and are covered by Cabot’s travel accident insurance policy for such travel.

      Under the Cabot Corporation Deferred Compensation Plan, directors can elect to defer receipt of their cash retainer and Board and Committee meeting fees for a period of at least three years or until they leave the Board of Directors. These deferred amounts are, at the director’s choice, either (i) credited with interest at a rate equal to Moody’s Corporate Bond Rate or (ii) treated as invested in phantom stock units, based on the market price of shares of Cabot common stock at the time of deferral, with phantom dividends being accrued and treated as if reinvested in phantom stock units. Directors may also defer receipt of their annual stock grants under The Non-Employee Directors’ Stock Compensation Plan until retirement from the Board or other termination of service, at which time the shares would be issued to the director either in one issuance or in installments over a period of up to ten years. Dividends that would otherwise be payable on deferred shares accrue in a memorandum account and are credited with interest at a rate equal to the Moody’s Corporate

Bond Rate. For calendar year 2004, the following directors participated in the deferral plan and were credited with the amounts set forth below:

	Amounts Credited on	Amounts Credited on
	Deferred Fees ($)	Deferred Dividends ($)

John S. Clarkeson	—	32.45
Ronaldo H. Schmitz	—	32.45
Mark S. Wrighton	19,047.88	—

Board Retirement Policy

      The Board of Directors amended its retirement policy for non-employee directors in November 2004 to require each director who is not an employee of Cabot to submit his or her resignation to the Chairman of the Board prior to, and effective at, the Annual Meeting of Stockholders next following the calendar year of such director’s seventy-second birthday. Prior to this amendment, each non-employee director was required to submit his or her resignation to the Chairman of the Board prior to, and effective at, the Annual Meeting of Stockholders of the Company next following the calendar year of (i) such director’s seventieth birthday, in the case of a director first elected to the Board prior to his or her sixtieth birthday, or (ii) such director’s seventy-second birthday, in the case of a director first elected to the Board on or after his or her sixtieth birthday.

      The Board of Directors also has a retirement policy for employee directors that requires each employee director to submit his or her resignation to the Chairman of the Board or, in the case of the Chairman of the Board, to the Board of Directors, (i) prior to and, if accepted, effective at the Annual Meeting following the calendar year of such director’s sixty-fifth birthday, or (ii) if the director ceases to be an employee of Cabot prior to such Annual Meeting, no later than the date of and, if accepted, effective upon the termination of such director’s employment with Cabot. Each resignation submitted pursuant to this policy is required to specifically state that the resignation is to be effective only upon acceptance by the Board of Directors. In each such case, the Governance and Nominating Committee will consider the resignation and make a recommendation to the Board. In January 2005 the Board of Directors amended its retirement policy for employee directors to provide that if a resignation submitted pursuant to this policy is not accepted, such employee director is thereafter required to submit his or her resignation annually to the Board of Directors for consideration.

Proposal 1 — Election of Directors

Introduction

      Six directors are proposed to be elected at the Annual Meeting. Cabot’s Board of Directors is divided into three classes serving staggered terms. The terms of three directors, Arthur L. Goldstein, Gautam S. Kaji and John H. McArthur expire this year and Cabot’s Board of Directors has nominated each of them for a three-year term that will expire at the Annual Meeting in 2008. In addition, Cabot’s Board of Directors elected Dirk L. Blevi as a director of the Company on September 10, 2004. Our By-laws provide that any director elected by the Board to fill a newly created directorship shall hold office until the next Annual Meeting of Stockholders. Accordingly, Mr. Blevi’s term expires at the 2005 Annual Meeting and the Board of Directors has nominated him for election to the class of directors whose terms expire in 2006. As noted above, John G.L. Cabot will retire at the Annual Meeting in accordance with the terms of the Board’s retirement policy as it was in effect prior to its amendment in November 2004. As part of its nominations process, the Governance and Nominating Committee identified and recommended Henry F. McCance and Juan Enriquez-Cabot for election as directors. Messrs. McCance and Enriquez-Cabot each have been nominated for a three-year term that will expire at the Annual Meeting in 2008. Upon the election of the nominated directors, Cabot’s Board of Directors will have thirteen members.

      Messrs. Goldstein, Kaji and McArthur are currently directors of Cabot and were elected by the stockholders at previous Annual Meetings. We expect that all of the nominees will be available for election but, if any of the nominees is not so available at the time of the Annual Meeting, proxies received will be voted for substitute nominees to be designated by the Board of Directors or, if no such designation is made by the Board, proxies will be voted for a lesser number of nominees. In no event will the proxies be voted for more than six nominees.

Vote Required

      Directors are elected by a plurality of votes properly cast at the Annual Meeting. Votes may be cast for or withheld from each nominee. Votes cast for the nominees will count as “yes” votes; votes that are withheld from the nominees will not be voted with respect to the director or directors indicated, although they will be counted when determining whether there is a quorum.

Recommendation

      The Board of Directors recommends that you vote “For” the election of its six nominees.

Certain Information Regarding Directors

      Set forth below is the principal occupation and other information about the nominees and the directors whose terms of office will continue after the Annual Meeting based on information furnished to us by each nominee and director as of December 31, 2004 (unless otherwise indicated).

Dirk L. Blevi (Nominee for Election)
Age: 56
Position: Executive Vice President; General Manager, European region
Committee Memberships: None
Director since: September 2004
Term of Office Expires: 2005
Business Experience:
Cabot Corporation:
  Executive Vice President — September 2004 to present
  Vice President — February 1994 to September 2004
  General Manager, European region — 2000 to present
  General Manager, plastics business group — 1993 to 2000
  Various positions in plastics business group — 1975 to 1993

Directorships:
None.

Kennett F. Burnes
Age: 61
Position: Chairman, President and Chief Executive Officer
Committee Membership: Executive
Director since: 1992
Term of Office Expires: 2007
Business Experience:
Cabot Corporation:
  Chairman and Chief Executive Officer — 2001 to present
  President — 1995 to present
  Chief Operating Officer — 1996 to 2001
  Executive Vice President — 1988 to 1995

Directorships:
State Street Corporation*
State Street Bank and Trust Company

John S. Clarkeson
Age: 62
Committee Memberships: Compensation (Chair), Executive (Chair) and SH&E
Director since: 1998
Term of Office Expires: 2007
Business Experience:
The Boston Consulting Group, Inc. (management consulting):
  Co-Chairman of the Board — January 2004 to present
  Chairman of the Board — 1998 to December 2003
  Chief Executive Officer and President — 1986 to 1997

Directorships:
The Boston Consulting Group, Inc.

Arthur L. Goldstein (Nominee for Election)
Age: 69
Committee Memberships: Audit and Governance and Nominating
Director since: 1995
Term of Office Expires: 2005
Business Experience:
Ionics, Incorporated (water purification):
  Chairman of the Board — 1990 to May 2004
  President and Chief Executive Officer — 1971 to 2003

Directorships:
State Street Corporation*
State Street Bank and Trust Company

Juan Enriquez-Cabot (Nominee for Election)
Age: 45
Business Experience:
Biotechonomy (life sciences research and investment firm):
  Chairman of the Board and Chief Executive Officer — 2003 to present
Harvard Business School, Life Science Project:
  Director — 2001 to 2003
Harvard University:
  David Rockefeller Center Researcher — 1997 to 2001

Directorships:
Cabot Microelectronics Corporation*

* Indicates a company with a class of securities registered pursuant to the Securities Exchange Act of 1934.

Gautam S. Kaji (Nominee for Election)
Age: 63
Committee Memberships: Audit and SH&E
Director since: 1998
Term of Office Expires: 2005
Business Experience:
World Bank:
  Managing Director, Operations
  World Bank Group in Asia and Africa — 1994 to 1997 (retired)
  Chairman, Loan Committee
  Regional Vice President, East Asia and Pacific, World Bank — 1991 to 1994
  Various other positions from 1968

Directorships:
Centennial Group, Inc.
Infrastructure Development Finance Co.
LEWA (USA) Inc.
The Nature Conservancy — Asia Council Member

Roderick C.G. MacLeod
Age: 54
Committee Memberships: SH&E
Director since: 1998
Term of Office Expires: 2007
Business Experience:
St. Martins Finance Ltd (private equity investment company):
  Co-founder and Principal — 1985 to present
Waverley Investments Ltd. (private equity investment company):
  Co-founder and Principal — 1999 to present

Directorships:
BNB Resources plc
E.I.E.C. S.A.
Oxford Forecasting Services Ltd.

Henry F. McCance (Nominee for Election)
Age: 62
Business Experience:
Greylock Management Corporation (private venture capital firm):
  Chairman of the Board — 1997 to present
  President — 1990 to present

Directorships:
Praecis Pharmaceuticals Incorporated*
Trilogy Development

* Indicates a company with a class of securities registered pursuant to the Securities Exchange Act of 1934.

John H. McArthur, Lead Director (Nominee for Election)
Age: 70
Committee Memberships: Compensation, Executive, and Governance and Nominating (Chair)
Director since: 1990
Term of Office Expires: 2005
Business Experience:
World Bank:
  Senior Advisor to the President, World Bank Group — 1995 to present
Harvard University:
  Dean of Graduate School of Business Administration — 1980 to 1995

Directorships:
The AES Corporation*
BCE Inc.*
Bell Canada
HCA Incorporated*
Koç Holdings A.S.
Reuters Founders Share Company Ltd. (Trustee)
Telsat Canada

John F. O’Brien
Age: 61
Committee Memberships: Audit (Chair) and Governance and Nominating
Director since: 1990
Term of Office Expires: 2006
Business Experience:
Allmerica Financial Corporation (holding company):
  President and Chief Executive Officer — 1995 to 2002 (retired)
First Allmerica Financial Life Insurance Company:
  President and Chief Executive Officer — 1989 to 2002
Allmerica Investment Trust (investment company):
  Chairman of the Board — 1989 to 2002
Allmerica Securities Trust (investment company):
  Chairman of the Board — 1989 to 2002

Directorships:
ABIOMED, Inc.*
LKQ Corporation*
Merrill Lynch Investment Managers*
The TJX Companies, Inc.*

Ronaldo H. Schmitz
Age: 66
Committee Memberships: Compensation and SH&E
Director since: 2001
Term of Office Expires: 2007
Business Experience:
Deutsche Bank AG (banking): Former Executive Director Deutsche Bank Group
  Member of the Group Board — 1991 to 2000 (retired)
  Executive Vice President — 1990
BASF AG:
  Member of the Board of Managing Directors — 1980 to 1990

Directorships:
GlaxoSmithKline plc*
Legal & General Group plc*
Rohm and Haas Company*

* Indicates a company with a class of securities registered pursuant to the Securities Exchange Act of 1934.

Lydia W. Thomas
Age: 60
Committee Memberships: Audit and SH&E (Chair)
Director since: 1994
Term of Office Expires: 2006
Business Experience:
Mitretek Systems, Inc. (research and development for public interest):
  President and Chief Executive Officer — 1996 to present
  Senior Vice President and General Manager — 1996
The MITRE Corporation, Center for Environment, Resources and Space:
  Senior Vice President and General Manager — 1992 to 1996
  Vice President — 1989 to 1992
  Technical Director — 1982 to 1989

Directorships:
Charles Stark Draper Laboratory Inc. (Member)
Northern Virginia Technology Council
United States Energy Association
The George Washington University (Trustee)

Mark S. Wrighton
Age: 55
Committee Memberships: Compensation and SH&E
Director since: 1997
Term of Office Expires: 2006
Business Experience:
Washington University in St. Louis:
  Chancellor and Professor of Chemistry — 1995 to present
Massachusetts Institute of Technology:
  Provost — 1990 to 1995
  Head of Department of Chemistry — 1987 to 1990

Directorships:
A.G. Edwards, Inc.*
Helix Technology Corporation*
Ionics, Incorporated*

*	Indicates a company with a class of securities registered pursuant to the Securities Exchange Act of 1934.

Corporate Governance Matters

Corporate Governance Guidelines

      The Board of Directors has adopted Corporate Governance Guidelines for the Company, which are posted on our website under the heading “About Cabot — Governance.” Among other matters, the Governance Guidelines address the following matters: director qualifications, Board Committees, director retirement, director compensation, Board performance evaluations, the conduct of Board and Committee meetings, access to senior management, CEO evaluation and succession planning. The Guidelines also contain categorical standards, which are consistent with the standards set forth in the NYSE listing standards, to assist the Board in determining the independence of the Company’s directors. The Board has determined that each director, except Messrs. Burnes and Blevi, and each nominee for director meets the standards regarding independence set forth in the Guidelines and is free of any relationship that would interfere with his or her individual exercise of independent judgment.

Lead Director

      In March 2003, the Board selected Mr. McArthur to serve as the lead director. As such, Mr. McArthur is responsible for setting the agenda for executive sessions of non-management or independent directors and presiding at such meetings.

Director Attendance at Annual Meeting

      Recognizing that director attendance at the Annual Meeting can provide our stockholders with an opportunity to communicate with Board members about issues affecting Cabot, we actively encourage our directors to attend the Annual Meeting of Stockholders. In 2004, all of Cabot’s directors attended the Annual Meeting.

Code of Business Conduct and Ethics

       Cabot has adopted Global Ethics and Compliance Standards, a code of ethics that applies to all of our employees and directors, including the Chief Executive Officer, the Chief Financial Officer, the Controller and other senior financial officers. The Global Ethics and Compliance Standards are posted on our website under the caption “About Cabot — Governance”.

Communications with the Board

       Anyone who has a concern about the Company’s conduct may communicate that concern directly to Mr. McArthur as lead director on behalf of the non-management directors as a group by calling 1-800-853-7602; by submitting a form on our website that is located under the caption “About Cabot — Governance — Contact Cabot’s Board of Directors”; or by writing to Cabot Corporation Board of Directors, c/o Alertline Anonymous, P.O. Box 3767, 13950 Ballantyne Corporate Place, Suite 1300, Charlotte, North Carolina 28277.

      Anyone who has a complaint or concern regarding the Company’s accounting, internal accounting controls or auditing matters may communicate that concern to the Chair of the Audit Committee by calling 1-800-853-7602; by submitting a form on our website that is located under the caption “About Cabot — Governance — Contact Cabot’s Board of Directors”; or by writing to Cabot Corporation Board Audit Committee, c/o Alertline Anonymous, P.O. Box 3767, 13950 Ballantyne Corporate Place, Suite 1300, Charlotte, North Carolina 28277. All communications to the Board of Directors or the Audit Committee will also be sent to Cabot’s Office of Compliance.

Governance and Nominating Committee Processes

       The Governance and Nominating Committee (the “Nominating Committee”) is comprised of four non-employee directors all of whom are independent under NYSE listing standards. The Nominating Committee identifies, investigates and recommends possible directors to the Board of Directors with the goal of creating a balance of knowledge, experience and diversity.

      The Nominating Committee believes that potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of the Board of Directors and the evolving needs of our businesses. It is the Board’s policy that at all times at least a majority of its members meet the standards of independence promulgated by the NYSE and the SEC and as set forth in Cabot’s Corporate Governance Guidelines. It is also the Board’s policy that all members reflect a range of talents, skills, diversity and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, leadership and corporate governance, and the specialty chemicals and related industries in which we conduct our businesses sufficient to provide sound and prudent guidance with respect to Cabot’s operations and interests. Cabot also requires that its Board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on our behalf, including attending all Board and applicable Committee meetings. Historically, two Board members have been members of the extended Cabot family because of the family’s historical stock ownership in the Company. With the retirement of Mr. Cabot, the continuing service of Roderick C.G. MacLeod, and upon the election of Mr. Enriquez-Cabot, two members of the extended Cabot family will continue to serve on our Board of Directors.

      Generally, the Nominating Committee identifies candidates through the business and other networks of the directors and management. The Committee may also solicit recommendations for director nominees from third party search firms or any other source it deems appropriate. The Nominating Committee’s review and evaluation of a candidate generally includes inquiries as to the candidate’s reputation and background, examination of the candidate’s experience and skills in relation to the Board’s requirements at the time, consideration of the candidate’s independence as measured by the Board’s independence standards, and any other considerations that the Nominating Committee deems appropriate. Candidates recommended by our stockholders are evaluated on the same basis as candidates recommended by our directors, CEO, other executive officers, third party search firms or other sources.

      The Nominating Committee will consider director candidates recommended by stockholders in accordance with the procedures set forth in our by-laws. Those procedures require a stockholder to notify the Company’s Secretary in writing at Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, Massachusetts 02210, of a proposed nominee not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders. The notice to the Secretary should include the following:

•	the nominee’s name, age and address;

•	the nominee’s principal occupation or employment;

•	the class and number of shares of Cabot stock, if any, owned by the nominee;

•	the name and address of the stockholder as they appear on the Company’s books;

•	the class and number of shares of Cabot stock owned by the stockholder as of the record date for the Annual Meeting (if this date has been announced) and as of the date of the notice;

•	the dates on which the stockholder acquired Cabot stock and documentary support for his or her beneficial ownership;

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the candidate specified in the notice;

•	a description of all arrangements or understandings between the stockholder and the nominee; and

•	any other information regarding the nominee or stockholder that would be required to be included in a proxy statement relating to the election of directors.

Audit Committee Report

       The Audit Committee of the Board of Directors is comprised of five non-employee directors. The Board has determined that all of the members of the Audit Committee satisfy the requirements of the NYSE as to independence, financial literacy and expertise. In addition, the Board has determined that all members of the Committee are audit committee financial experts as defined by SEC rules. The responsibilities of the Audit Committee are set forth in its written charter and described above under the heading “Information on the Board of Directors and its Committees — Audit Committee.” One of its primary responsibilities is to assist the Board in its oversight of the integrity of Cabot’s financial statements. The following report summarizes certain of the Committee’s activities in this regard during fiscal year 2004.

Review of Audited Financial Statements with Management

      The Audit Committee reviewed and discussed with management Cabot’s audited consolidated financial statements for the year ended September 30, 2004.

Review of Financial Statements and Other Matters with Independent Accountant

      The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. The Audit Committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and discussed with that firm its independence from Cabot.

Recommendation that Financial Statements be Included in Annual Report

      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Cabot’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004 for filing with the Securities and Exchange Commission.

January 28, 2005

John F. O’Brien (Chair)

John G. L. Cabot
Arthur L. Goldstein
Gautam S. Kaji
Lydia W. Thomas

Independent Auditor Fees and Services

       For the fiscal years ended September 30, 2003 and 2004, PricewaterhouseCoopers LLP (“PwC”) billed us the amounts set forth below for professional services rendered in connection with audit, audit-related, tax and other professional services.

Services Rendered	Fiscal 2004	Fiscal 2003

Audit Fees	$2,600,000	$2,100,000
Audit-Related Fees	$400,000	$100,000
Tax Fees	$800,000	$800,000
All Other Fees	$0	$0

      The audit services include professional services for the audit of Cabot’s consolidated financial statements included in the Annual Report on Form 10-K and review of financial statements included in Cabot’s Quarterly Reports on Form 10-Q, or for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

      The audit-related services for each of fiscal years 2003 and 2004 consisted primarily of fees for audits of employee pension and other benefit plans, statutory audits of Cabot’s captive insurance company, internal control consultations associated with Sarbanes-Oxley Section 404, and technical consultations on financial accounting and reporting matters.

      For each of fiscal years 2003 and 2004, tax services consisted of approximately $400,000 for tax compliance and preparation services and $400,000 for tax advisory services, primarily associated with ongoing tax audits.

      The Audit Committee has adopted a policy requiring the pre-approval of audit and non-audit services to be provided by PwC. The policy identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that PwC’s independence is not impaired; describes the audit, audit-related, tax and other services that may be provided and the non-audit services that are prohibited; and sets forth pre-approval requirements for all permitted services. In some cases, pre-approval is provided by the full Audit Committee for up to a year and relates to a particular category or group of services and is subject to an authorized amount. In other cases, specific pre-approval is required. To ensure compliance with the policy, the Audit Committee requires PwC to report on actual fees charged for each category of services at least quarterly. The Audit Committee has delegated authority to the Chair of the Committee to pre-approve additional services that need to be approved between scheduled Audit Committee meetings and any such pre-approvals must then be communicated to the full Audit Committee.

      The Audit Committee approved all services provided to us by PwC during the 2004 fiscal year.

Proposal 2 — Ratification of Appointment of PricewaterhouseCoopers LLP

          Introduction

      The Audit Committee of the Board of Directors has reappointed PwC as the independent registered public accounting firm to audit Cabot’s financial statements for the fiscal year beginning October 1, 2004. One or more representatives of PwC are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from Cabot’s stockholders.

      The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. However, the Board of Directors is submitting the appointment of PwC to the stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of PwC, the Audit Committee may reconsider the appointment and may retain PwC or another accounting firm without resubmitting the matter to stockholders. Even if the stockholders ratify the appointment of PwC, the Audit Committee may select another firm if it determines such selection to be in the best interest of Cabot and its stockholders.

          Vote Required

      Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal.

          Recommendation

      The Board of Directors recommends that you vote “For” the ratification of the Audit Committee’s appointment of PwC as Cabot’s independent registered public accounting firm for fiscal year 2005.

Beneficial Stock Ownership of Directors, Executive Officers and Persons Owning More than Five Percent of Common Stock

       The following table shows the amount of Cabot common stock beneficially owned as of December 1, 2004 by each person known by Cabot to own beneficially more than 5% of our outstanding common stock, by each director of Cabot or nominee for director, by each executive officer named in the Summary Compensation Table below, and by all directors, nominees for director and executive officers of Cabot as a group. Unless otherwise indicated, each person has sole investment and voting power over the securities listed in the table.

	Total
	Number of		Percent of
Name	Shares(1)		Class(2)

Holders of More than Five Percent of Common Stock
State Street Bank and Trust Company, acting in various fiduciary capacities
225 Franklin Street
Boston, MA	17,151,947	(3)	24.5%
Franklin Resources, Inc. (and advisory subsidiaries)
One Franklin Parkway
San Mateo, CA	6,259,835	(4)	8.9%
Directors and Executive Officers
Dirk L. Blevi	47,917		*
William J. Brady	138,662		*
Kennett F. Burnes	735,818		1.1%
John G.L. Cabot	2,372,547	(5)	3.4%
John S. Clarkeson	13,000	(6)	*
Eduardo E. Cordeiro	69,621		*
Juan Enriquez-Cabot	6,762	(7)	*
Arthur L. Goldstein	15,000		*
Gautam S. Kaji	10,200		*
Roderick C.G. MacLeod	46,100		*
John H. McArthur	10,743		*
Henry F. McCance	0		*
John F. O’Brien	23,600		*
Ronaldo H. Schmitz	6,000		*
John A. Shaw	102,363		*
Lydia W. Thomas	16,400		*
Mark S. Wrighton	12,600		*
Directors and executive officers as a group (20 persons)	3,792,592	(8)	5.4%

*	Less than one percent.

(1)	For Cabot’s executive officers other than Mr. Blevi, who is not a participant in the Cabot Corporation Retirement Savings Plan (the “Savings Plan”), the number includes (a) shares of common stock held for their benefit by The Vanguard Fiduciary Trust Company, the trustee of the common stock portion of the Savings Plan, representing Company contributions accrued as of December 1, 2004 and (b) shares of common stock issuable upon conversion of Series B ESOP convertible preferred stock held for their benefit by State Street Bank and Trust Company, trustee of the convertible preferred stock portion of the Savings Plan, accrued as of December 1, 2004. The shares of common stock allocated to the accounts of named participants in the Savings Plan constitute less than 1% of our common stock and the shares of convertible preferred stock allocated to the accounts of named participants in the Savings Plan constitute less than 1% of our convertible preferred stock. The Savings Plan has two components, a 401(k) plan with a Company matching contribution and an employee stock ownership plan.

(2)	The calculation of percentage of ownership of each listed beneficial owner is based on the number of shares of common stock issued and outstanding on December 1, 2004 and the number of shares of common stock issuable upon conversion of the convertible preferred stock issued and outstanding on December 1, 2004. As of December 1, 2004, there were issued and outstanding 63,064,692 shares of our common stock and 47,037 shares of our convertible preferred stock, which were convertible into 6,885,191 shares of common stock. The common stock and convertible preferred stock vote together as a single class.

(3)	Based on a Schedule 13G filed with the SEC on February 6, 2004 by State Street Bank and Trust Company, acting in various fiduciary capacities (“State Street”), and includes: (i) 848,049 shares with respect to which State Street has sole voting power and 16,255,259 shares with respect to which it has shared voting power; and (ii) 852,508 shares with respect to which it has sole dispositive power and 16,299,439 shares with respect to which it has shared dispositive power. Of the shares with respect to which State Street shares voting and dispositive power, in each case 7,597,760 of such shares represent the shares of common stock issuable upon conversion of the convertible preferred stock held by State Street as trustee of the convertible preferred stock portion of the Savings Plan. State Street has disclaimed beneficial ownership of the shares covered by its Schedule 13G.

(4)	Based on a Schedule 13G filed with the SEC on January 12, 2004 by Franklin Resources, Inc. (“FRI”) on behalf of itself and Charles B. Johnson (principal shareholder of FRI), Rupert H. Johnson (principal shareholder of FRI) and Franklin Advisers, Inc. (investment adviser), and includes: (i) 5,099,495 shares held by Franklin Advisors, Inc, and with respect to which it has sole voting and dispositive power, (ii) 828,490 shares held by Franklin Private Client Group, Inc., and with respect to which it has sole dispositive power; (iii) 328,000 shares held by Franklin Advisory Services, LLC, and with respect to which it has sole voting and dispositive power; and (iv) 3,850 shares held by Fiduciary Trust Company International, and with respect to which it has sole voting and dispositive power. Each of the four identified entities is an investment advisory subsidiary of FRI.

(5)	Includes 632,139 shares of stock for which Mr. Cabot has shared voting and investment power. Mr. Cabot disclaims beneficial ownership of such shares.

(6)	Includes 2,000 shares of stock for which Mr. Clarkeson has shared voting and investment power.

(7)	Includes 2,100 shares for which Mr. Enriquez-Cabot has shared investment power.

(8)	Shares of our common stock shown as being beneficially owned by directors and executive officers as a group include: (i) 25,905 shares held for their benefit by The Vanguard Fiduciary Trust Company, as trustee of the common stock portion of the Savings Plan; and (ii) 41,272 shares (issuable upon conversion of approximately 282 shares of convertible preferred stock) held for their benefit by the State Street Bank and Trust Company, as trustee of the convertible preferred stock portion of the Savings Plan.

Executive Compensation

Summary Compensation Table

      The following table sets forth the compensation paid to the Chief Executive Officer and each of the other four most highly compensated executive officers of Cabot during fiscal year 2004 (collectively, the “named executive officers”). The information includes base salaries, bonuses and long-term compensation grants made to each such executive officer in or with respect to those years as well as information regarding the value of certain other compensation reportable for such executive officers.

Summary Compensation Table

					Long-term Compensation Awards
	Annual Compensation
				Other Annual	Restricted	Securities	All Other
Name and Principal			Bonus	Compensation	Stock	Underlying	Compensation
Position	Year	Salary	($)	(2)	($)(3)	Options/SARS	(4)

Kennett F. Burnes	2004	$798,769	$1,100,000		$3,273,200	—	$295,040
Chairman, President and	2003	$758,750	$500,000		$2,352,000	—	$226,510
Chief Executive Officer	2002	$725,000	$600,000		$2,032,800		$326,298

John A. Shaw	2004	$350,000	$160,000		$759,850	—	$63,393
Executive Vice	2003	$350,000	$90,000		$588,000	—	$61,306
President and CFO	2002	$350,000	$110,000		$1,553,175	—	$33,445 (5)

William J. Brady	2004	$350,000	$325,000	$254	$1,402,800		$65,748
Executive Vice President	2003	$337,211	$150,000	$356	$490,000	50,000	$60,467
and General Manager,	2002	$325,000	$150,000	$409	$646,800	—	$69,620
Carbon Black

Dirk L. Blevi(1)	2004	$335,503	$340,000	$24,968	—	40,000	$458,920
Executive Vice President	2003	$329,856	$110,000	$24,953	$392,000		$64,421
and General Manager,	2002	$326,129	$110,000	$21,849	—	40,000	$64,502
Europe

Eduardo E. Cordeiro	2004	$225,000	$225,000	$59	$935,200	—	$39,924
Vice President and	2003	$195,519	$75,000	$30	$235,200	—	$33,551
General Manager,	2002	$181,625	$50,000	—	$184,800	—	$32,525
Supermetals

(1)	Mr. Blevi is an employee of a Cabot subsidiary in Belgium. The dollar values reported for Mr. Blevi’s base salary, bonus, “other annual compensation” and “all other compensation” have been converted from Euros using the exchange rate as of September 30, 2004, which was 1 Euro to USD 1.23310.

(2)	The amounts shown for Messrs. Brady and Cordeiro consists of above-market earnings on deferred compensation paid during the fiscal year. The amounts shown for Mr. Blevi represent the cost to Cabot of providing Mr. Blevi with a car and also the amounts paid to Mr. Blevi as a “representation allowance.” This is a tax-free lump sum amount paid to managers in Belgium that is intended to cover business-related expenses that are usually not reimbursed by Cabot. The amount of this allowance was $2,568 in 2004, 2003, and 2002. The cost of providing a car to Mr. Blevi was $22,400 in 2004; $22,385 in 2003; and $19,281 in 2002.

(3)	Except as described below for shares granted to Mr. Shaw in 2002, the amounts shown represent the fair market value of such shares on the date of grant, as reported on the New York Stock Exchange Composite Transactions ($26.40 for grants made on May 9, 2002, $28.00 for grants made on May 8, 2003, and $33.40 for grants made on May 13, 2004) less the amount paid by the named executive officer to Cabot for such shares. The named executive officers were granted the following shares of restricted stock in May 2004 under the Company’s 1999 Equity Incentive Plan: Mr. Burnes: 140,000 shares; Mr. Shaw: 32,500 shares; Mr. Brady: 60,000 shares; and Mr. Cordeiro: 40,000 shares.

Except as described below for shares granted to Mr. Shaw in 2002, the shares of restricted stock reported in the table vest, in their entirety, three years from the date of grant. In accordance with our 2002, 2003 and 2004 long-term incentive compensation (“LTI”) programs under our 1999 Equity Incentive Plan, each of the named executive officers paid to Cabot 30% of the fair market value on the date of grant of the shares of stock awarded to him.

Certain of the terms of the LTI program are modified slightly for participants outside the United States to account for tax or securities law issues applicable to them. Employees residing in Belgium, like Mr. Blevi, are provided the opportunity to purchase shares of restricted stock at a purchase price per share equal to 100% of the fair market value of Cabot’s common stock on the date of grant. To make this equity award as nearly equal as possible in economic terms to the awards made to U.S. participants, employees in Belgium (other than executive officers) may borrow funds under the Cabot Loan Program to pay the full purchase price of the restricted stock. In this case, two loans may be made, one representing 30% of the purchase price, which is interest-bearing, and one representing 70% of the purchase price, which is interest-free. Further, at the time that the shares of restricted stock vest, which is generally on the third anniversary of the date of grant, Cabot pays the participant a bonus equal to the value of the interest-free loan. The bonus is considered taxable compensation when it is paid. Mr. Blevi participated in the Cabot Loan Program in connection with the grant of restricted stock made to him under the 2003 LTI program, and borrowed $392,000 from Cabot in that year, which represented 70% of the purchase price of the restricted stock. Mr. Blevi paid 30% of the purchase price with his own funds. Under the terms of the 2003 LTI program Cabot agreed to pay a bonus to Mr. Blevi in an amount equal to $392,000 at the time the shares of restricted stock vest in May 2006. Prior to Mr. Blevi’s election as a director and his designation as an executive officer of Cabot, the Compensation Committee of the Board of Directors authorized the acceleration of the payment of the $392,000 bonus. Mr. Blevi used this bonus to repay the $392,000 loan.

For Mr. Shaw, the amount shown for 2002 is composed of the following awards under Cabot’s 1999 Equity Incentive Plan: (1) 7,500 shares granted to Mr. Shaw on January 2, 2002 for no purchase price; (2) 30,000 shares granted to Mr. Shaw on January 2, 2002 for which Mr. Shaw paid 30% of the fair market value of the stock on the date of grant; and (3) 30,000 shares granted to Mr. Shaw under the 2002 LTI program. The fair market value of the stock granted on January 2, 2002 was $35.05 per share. For the grant of the 7,500 shares of gifted stock, one third vested immediately, one third vested in January 2003 and one third vested in January 2004. The 30,000 shares granted in January 2002 vested, in their entirety, on May 10, 2004.

The number and value (calculated at the fair market value as of September 30, 2004, as reported on the New York Stock Exchange Composite Transactions ($38.57 per share), less the amount, if any, paid by the named executive officer) of all restricted stock held by the named executive officers on September 30, 2004 were as follows: Mr. Burnes: 370,000 shares ($10,988,900); Mr. Shaw: 92,500 shares ($2,752,475); Mr. Brady: 120,000 shares ($3,540,000); Mr. Blevi: 20,000 shares ($211,400); and Mr. Cordeiro: 62,000 shares ($1,810,540).

(4)	The information in the column headed “All Other Compensation” for each of the named executive officers other than Mr. Blevi consists solely of Company contributions to Cabot retirement plans. These retirement plans include the Supplemental Retirement Savings Plan, which was established by the Company to provide benefits to executive officers and other officers and managers of the Company in circumstances in which the maximum limits established under the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code (the “Code”) prevent participants in the Savings Plan from receiving some of the benefits provided under the Savings Plan. Mr. Burnes is entitled to receive an additional benefit under the ESOP portion of the Supplemental Retirement Savings Plan equal to the total benefit he would have accrued in the fiscal year under the ESOP portion of the Savings Plan if the ERISA and Code limitations were not applicable (with the result that he receives two times the supplemental benefit). Accruals for this additional benefit to Mr. Burnes are included in the amounts shown above.

“All Other Compensation” for Mr. Blevi in 2002 and 2003 consists of Company contributions to Cabot retirement plans, and in 2004 includes a contribution to retirement plans in the amount of $66,920 and the payment of a bonus in the amount of $392,000 to Mr. Blevi in connection with the grant of restricted stock made to him under the 2003 long-term incentive compensation program as more fully described in note 3 above.

Cabot provides executive officers and other managers, including the named executive officers, with death benefit protection in the amount of three times their salaries, including $50,000 of group life insurance coverage. No amount was accrued by Cabot for the benefit and, other than the group life insurance (which is available to all employees in amounts determined by the level of their salaries), the benefit is not funded by insurance on the lives of any of the named executive officers. Cabot’s cost of the program generally is funded by insurance on the lives of various other present and former employees of Cabot. The value of this benefit, based upon the taxable income it would constitute if it were insurance, does not exceed $12,500 per year for any named executive officer.

(5)	This amount does not include a $300,000 relocation loan made by the Company to Mr. Shaw in January 2002 in connection with his relocation to Massachusetts. This loan was repaid in full by Mr. Shaw in February 2004.

          Option Grants in Last Fiscal Year

      The following table sets forth the stock options granted to any of the named executive officers during fiscal year 2004. Mr. Blevi is the only named executive officer who received an award of stock options in fiscal year 2004. The stock options were granted at an exercise price equal to the fair market value on the date of grant.

Potential Realizable
Value at Assumed Annual
Rates of Stock Price
Appreciation for Option
	Individual Grants				Term (1)

(a)	(b)	(c)	(d)	(e)	(f)	(g)
	Number of	Percent of
	Securities	Total
	Underlying	Options
	Option	Granted to	Exercise or
	Granted	Employees in	Base Price	Expiration
Name	(#)	Fiscal Year	($/Sh)	Date	5%($)	10%($)

Dirk L. Blevi	40,000	21.32%(2)	$33.40	5/13/2009	$369,112	$815,641

(1)	Potential realizable value is based on an assumption that the market price of the stock will appreciate at the stated rate, compounded annually, from the date of grant until the end of the five-year term. These values are calculated based on rules promulgated by the SEC and do not reflect any estimate or projection of future stock prices. Actual gains, if any, on stock option exercises will depend on the future performance of Cabot’s common stock, the option holder’s continued employment through the option period and the date on which the options are exercised.

(2)	Participants in the long-term equity incentive compensation program generally are able to choose to receive their awards in shares of purchased restricted stock or in non-qualified stock options. Mr. Blevi elected to receive 100% of the long-term incentive award made to him in 2004 in the form of stock options. As has been the case historically, a significant majority of participants in the 2004 long-term incentive compensation program elected to purchase restricted stock and a relatively small number of participants elected to receive stock options.

          Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table sets forth information concerning the exercise of stock options by each of the named executive officers during fiscal year 2004 and the fiscal year-end value of unexercised options, on an aggregated basis.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options at		Options at
	Shares		Fiscal Year End(#)		Fiscal Year-End($)(2)
	Acquired on	Value
	Exercise	Realized
Name	(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Kennett F. Burnes(3)	—	—	96,957		$2,689,238
Dirk L. Blevi	48,783	$987,914	—	80,000	—	$693,600
William J. Brady	—	—	—	50,000	—	$528,500
Eduardo E. Cordeiro	—	—	—	—	—	—
John A. Shaw	—	—	—	—	—	—

(1)	Represents the pre-tax gain, which is the difference between the market value and exercise price on the date of exercise.

(2)	Represents the closing price of a share of Cabot common stock on September 30, 2004, as reported on the New York Stock Exchange Composite Transactions ($38.57) less the exercise price, multiplied by the number of shares underlying such options at that date.

(3)	In November 2004, after the end of the fiscal year, Mr. Burnes exercised all of his options. Mr. Burnes’s options were granted on November 11, 1999.

Equity Compensation Plan Table

      The following table provides information as of September 30, 2004 regarding the number of shares of common stock that may be issued under Cabot’s equity compensation plans. All of our equity compensation plans, other than the Supplemental Retirement Savings Plan, have been approved by our stockholders.

Number of
	Number of		Securities
	Securities to be		Remaining Available
	Issued Upon	Weighted-average	for Future Issuance
	Exercise of	Exercise Price of	Under Equity
	Outstanding	Outstanding	Compensation Plans
	Options, Warrants	Options, Warrants	(excluding securities
	and Rights	and Rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,060,823	$22.0029	2,014,315
Equity compensation plans not approved by security holders	N/A	N/A	(1)

(1)	The Supplemental Retirement Savings Plan was established by the Company to provide benefits to executive officers and other officers and managers of the Company in circumstances in which the maximum limits established under ERISA and the Internal Revenue Code prevent participants in the Company’s Retirement Savings Plan (the “Savings Plan”) from receiving some of the benefits provided under the Savings Plan. Contributions to this plan are generally based on pay in excess of the IRS maximum eligible compensation and the Company match and ESOP formulas described in the Savings Plan. Prior to January 1, 2002, payments were made under the Supplemental Retirement Savings Plan in cash. Effective January 1, 2002, participants receive distributions of their vested account balances in the form of shares of common stock. In March 2002, the Board of Directors authorized the Company to repurchase 250,000 shares of common stock to be held in Treasury for issuance pursuant to the Supplemental Retirement Savings Plan, as well as the repurchase of additional shares from time to time after such distributions to replenish the amount of Treasury shares available for future distributions. The total number of shares issuable pursuant to the Supplemental Retirement Savings Plan is not determinable.

Pension Plan Table

      Under the Cash Balance Plan (the “Plan”), for each year beginning with the Plan year commencing October 1, 1988, Cabot provides participants in the U.S. with annual pay-based credits of 3% of eligible compensation during the first five years of service, 3.5% for the next five years and 4% after 10 years of service plus additional credits of 2% of earnings in excess of the Social Security Wage Base. All balances in the accounts of participants are credited with interest at the one-year U.S. Treasury bill rate determined as of November of the previous year until the participants commence receiving benefit payments. For the Plan year 2004, the interest rate was 1.35%. At retirement, participants eligible for benefits may receive the balance standing in their account in a lump sum or as a monthly pension having equivalent actuarial value. Benefits for service through September 30, 1988 are based on the Plan formula then in effect, and have been provided for through the purchase of a group annuity contract issued by an insurance company.

      Mr. Blevi is a participant in the Pension Plan & Life Insurance Plan, a defined benefit plan for managers of Cabot’s Belgian subsidiary, Specialty Chemicals Coordination Center S.A. (the “Belgium Plan”). Upon retirement, participants under the Belgium Plan are entitled to receive benefits calculated on the basis of 1.20 times the participant’s annual salary limited by a fixed ceiling, plus six times the portion of the participant’s annual salary that exceeds the fixed ceiling, the result of which is then multiplied by the ratio between the participant’s length of service and 40 years. The fixed ceiling is determined annually. In the event of the death of the participant before retirement, benefits in an amount equal to twice the participant’s annual salary are payable. In either case, benefits may be received in a lump-sum or as a monthly pension having equivalent actuarial value. The benefits provided under the Belgium Plan are provided through a group insurance contract that is managed individually for each participant, 100% of the cost of which is borne by the Company.

      The Pension Plan Table appearing below sets forth the estimated annual benefit payable to each of the named executive officers (other than Mr. Blevi) as a single life annuity at age 65 under the Plan and the Supplemental Cash Balance Plan (collectively the “CBP”). The Supplemental Cash Balance Plan was created by Cabot to provide benefits to executive officers and other officers and managers of Cabot in circumstances in which the maximum limits established under ERISA and the Code prevent participants from receiving some of the benefits provided under the Plan, which is a qualified plan. In addition to the supplemental benefit relating to such limits, Mr. Burnes accrued an additional benefit under the Supplemental Cash Balance Plan equal to the total benefit he would have accrued for the fiscal year under the Plan if such limitations were not applicable (with the result that in total he accrues two times the benefit). The amounts set forth in the following table assume that Messrs. Burnes, Brady, Cordeiro and Shaw each continue to be employed by Cabot until age 65 at his annual base salary at September 30, 2004 and with an annual bonus equal to the average of his annual bonuses for fiscal years 2002, 2003 and 2004. The definition of “compensation” in the Plan was amended effective July 1, 1996 to include bonuses. For Mr. Blevi, the Pension Plan Table sets forth the estimated lump-sum benefit payable to him at age 60 under the Belgium Plan, assuming that he continues to be employed by Cabot until age 60 at his annual base salary at September 30, 2004.

      The Pension Plan Table below does not include amounts payable to Messrs. Burnes, Brady, Cordeiro or Shaw pursuant to Cabot’s Savings Plan, the Supplemental Retirement Savings Plan or any post-retirement benefit plans.

Pension Plan Table

Executive Officer	Annual Benefit	Lump-Sum Benefit

Kennett F. Burnes	$213,000
Dirk L. Blevi		$1,010,740	*
William J. Brady	$133,000
Eduardo E. Cordeiro	$92,000
John A. Shaw	$26,000

*	819.674,17 Euro converted to USD using the exchange rate as of September 30, 2004 which was 1 Euro to USD 1.23310.

Employment Contracts and Termination of Employment and Change in Control Arrangements

      All of the U.S.-based named executive officers participate in benefit plans sponsored by Cabot, including the CBP, the Savings Plan and the Supplemental Retirement Savings Plan, and all of the named executive officers are eligible to receive equity awards under the 1996 Equity Incentive Plan and the 1999 Equity Incentive Plan. In addition, Mr. Blevi participates in the Belgium Plan. Each of these plans provides that upon the occurrence of a change in control, any benefits granted or contributed by Cabot for the benefit of participants, including those executive officers, will vest in such individuals.

      In January 1998, the Board of Directors approved the Cabot Corporation Senior Management Severance Protection Plan (the “Senior Management Plan”). Under the Senior Management Plan, in case of a change in control, a participant whose employment with Cabot terminates within three years after the change in control other than for cause, disability, death or certain other specified reasons, is entitled to a severance benefit. The severance benefit is two times the participant’s annual cash compensation (salary plus bonus). To the extent a participant is entitled to severance benefits of the type provided under the Senior Management Plan under any other plan or program provided by Cabot or its affiliates, or pursuant to any agreement with Cabot or its affiliates, or by law, the provision of such other benefits counts toward Cabot’s obligation to provide the benefits under the Senior Management Plan so that the benefits are not duplicative. All of the named executive officers, as well as other senior officers of Cabot, are participants in the Senior Management Plan. The Senior Management Plan was not adopted in response to any particular threat.

      By virtue of his employment with the Company, Mr. Blevi is entitled to certain rights and protections provided to employees by law in Belgium. The particular rights and protections provided to Mr. Blevi are the same as those provided to all of the Company’s employees in Belgium. Included in these protections is a notice period and severance indemnity that would be due to him in the event the Company terminates his employment for any reason other than cause prior to his natural retirement date. The notice period and severance indemnity is based on a formula, the operation of which, based on his current annual compensation, would currently provide him with an estimated minimum severance indemnity equal to 40 months of his current annual cash compensation, plus 35% for local social security payments on such amount.

Compensation Committee Report on Executive Compensation

       The Compensation Committee of our Board of Directors is comprised of four independent directors. It is responsible for, among other matters, establishing policies and approving performance measures and goals applicable to the compensation of Cabot’s senior management, including Cabot’s CEO; evaluating the CEO’s performance in light of the goals and objectives set for him; approving the compensation, including short and long-term incentive compensation awards, paid to members of Cabot’s senior management; and administering Cabot’s incentive compensation plans. The Committee regularly reviews the effectiveness of Cabot’s executive compensation practices and annually obtains advice regarding trends in compensation practices and comparative benchmarking data from W.T. Haigh and Company, an outside compensation consultant retained by the Committee. The following is a report on the compensation philosophy of the Committee and its executive compensation activities relating to fiscal year 2004.

Executive Compensation Philosophy

      The Committee’s philosophy is to compensate Cabot’s executive officers based on factors described below in a range that is generally competitive with compensation paid by comparable companies. The objectives of the Committee’s executive compensation policies are to attract and retain highly qualified executives, motivate them to achieve the business objectives of Cabot and link their long-term interests with those of Cabot’s stockholders. The principal components of Cabot’s executive compensation are base salary, performance-based annual incentive payments and long-term incentive grants. In keeping with Cabot’s compensation objectives, a material portion of the total compensation potentially payable to the Company’s executive officers is incentive and performance-based.

      The Committee evaluates executive officer compensation annually, based on the Committee’s review of each officer’s performance and expectations of such officer’s future performance. The Committee also takes into consideration the views of Mr. Burnes, the Company’s Chairman of the Board, President and Chief Executive Officer, and other senior management colleagues of the performance of each executive officer. While the Committee evaluates and makes determinations concerning each executive officer’s base salary, short-term incentive compensation and long-term incentive compensation at different times of the year, each of these determinations is made in light of the executive officer’s performance and with a view to ensuring that such officer’s total compensation is competitive.

      Base Salary. Base salary is the foundation to which performance-based incentive compensation is added. An executive’s base salary is based primarily on base salaries for similar positions paid by comparable companies, taking into account the Company’s use of incentive compensation awards as part of an executive’s total compensation package. Accordingly, consistent with Cabot’s desire to create a performance-oriented environment through its compensation program, the Committee generally sets base salaries at or below mid-market, but in an amount such that, together with incentive compensation, Cabot will be able to attract and retain key executives. The Committee reviews, but does not necessarily increase, executive officer base salaries annually.

      Performance-Based Annual Incentive Payments. Cabot provides performance-based annual incentive compensation to certain of its executive officers pursuant to The Cabot Corporation Short-Term Incentive Compensation Plan (the “Short-Term Plan”). The Short-Term Plan operates to establish a maximum incentive compensation award payable to the participants under the Plan. Awards under the Short-Term Plan are intended to constitute “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended.

      Subject to the terms and limitations established by operation of the Short-Term Plan as it applies to certain executive officers, Cabot provides the opportunity for annual incentive payments to all of its executive officers that are based on an evaluation of performance against objectives set at the beginning of each fiscal year and reviewed at its conclusion. These performance objectives include Company-wide, business unit and functional area goals, as well as individual performance goals.

      For 2004, the Company-wide performance goals considered by the Committee included the achievement of Company-wide revenue and profitability goals and other financial goals derived from Cabot’s annual business plan, as well as non-financial goals set forth in Cabot’s long-range plans and in continuous improvement plans established by the business units and functional areas of the Company. These included improvements in safety, health and environmental performance, the successful implementation of Cabot’s ERP (enterprise resource planning) system and resulting cost improvements, and the achievement of specific performance objectives by the Company’s new businesses. In addition, Cabot’s performance relative to that of its peer companies was assessed based on the following measures: (i) earnings-per-share; (ii) return-on-equity; (iii) return-on-assets; and (iv) total shareholder value return. The Committee evaluated the performance of the Company and its executive officers against the performance goals for the fiscal year, and, after considering the recommendations of Mr. Burnes and the Vice President of Human Resources, established a short-term incentive compensation pool for all eligible employees and then allocated amounts from the pool to the executive officers of the Company, including those who participated in the Short-Term Plan (but subject to the limitations of the Short-Term Plan).

      Long-Term Incentive Grants. Long-term incentive grants are primarily intended to retain executives, link the long-term interests of the executive officers with those of the stockholders, and provide incentive to improve the long-term performance and thus the value of the Company. In fiscal year 2004, each long-term incentive grant to the executive officers involved a specific number of shares of common stock (the “Grant Number”) that the executive officer could elect either (i) to purchase as shares of restricted stock at 30% of the market price of such stock on the date of grant, or (ii) to receive as a non-qualified stock option for a number of shares of Cabot common stock equal to two times the Grant Number, exercisable at 100% of the market price of such stock on the date of the grant or (iii) a combination of purchase restricted stock and stock options. Both the purchase restricted stock and the stock options are subject to a three-year vesting period, and the benefits of both types of grants (other than dividends already paid on the restricted stock) are forfeited if the executive leaves Cabot prior to the end of such three-year period for any reason other than death or total and permanent disability, unless the Committee, in its sole discretion, determines otherwise. The Committee, after considering the recommendations of Mr. Burnes and the Vice President of Human Resources, established a pool of shares issuable to all eligible employees pursuant to the long-term incentive compensation program and then allocated shares from the pool to the executive officers of the Company.

Chief Executive Officer’s Compensation

      The Committee reviews and approves the corporate goals and objectives of Mr. Burnes, evaluates his performance in light of those goals and objectives and determines his compensation based on this evaluation.

      Base Salary. Mr. Burnes’s base salary during calendar year 2004 was, and for calendar year 2005 is, $810,000. Mr. Burnes’s salary continues to be positioned somewhat below the mid-market base salary for CEOs in comparable companies.

      Annual Incentive Payment. The Committee considered three areas of performance in determining Mr. Burnes’s annual incentive award: (i) Company-wide financial and non-financial goals; (ii) Company performance relative to peer companies; and (iii) leadership. The measures used for the first two areas were the same as those used for other executive officers as described above under the Performance-Based Annual Incentive Payments discussion. The factors considered in assessing leadership included: (i) overall leadership; (ii) strategic planning; (iii) financial objectives and results; (iv) innovation and change; (v) human resource development of leadership pool and succession planning; (vi) communications; (vii) external relations; and (viii) relations with the Board of Directors.

      Based on its evaluation of Mr. Burnes’s performance, the Committee awarded Mr. Burnes a $1,100,000 annual incentive payment. While this award was below the maximum award established under Cabot’s Short-Term Plan, it reflects the successful achievement of all of the aggressive financial goals and almost all of the aggressive non-financial and strategic goals set at the beginning of the year. In addition, Cabot outperformed most of its peer companies based on the pre-set measures described in this report.

      Long-Term Incentive Grant. In fiscal year 2004, Mr. Burnes received a grant of 140,000 shares of Cabot common stock. Mr. Burnes exercised his grant by purchasing shares of restricted stock. The grant was based on the Committee’s review of market practices with respect to long-term incentive award programs at Cabot’s peer companies, and with consideration to overall Company performance as well as Mr. Burnes’s leadership and continued contributions to Cabot’s success.

One Million Dollar Cap on Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid by public companies to specified executive officers whose compensation, determined in accordance with Section 162(m), exceeds one million dollars in a particular year. In March 2001 in order to reduce the impact of Section 162(m), Cabot’s stockholders approved the Short-Term Plan, which is intended to comply with the requirements for tax deductibility under Section 162(m) with respect to the annual incentive payments made under the Plan. Compensation paid to Mr. Burnes and the other named executive officers, other than payments made under the Short-Term Plan, remain subject to the limitations of Section 162(m). In addition, the Company’s stock option grants to executive officers also meet the requirements of Section 162(m). At present, the loss of deductions under Section 162(m) does not have a material impact on the Company. However, the Committee reviews this issue from time to time.

January 28, 2005

John S. Clarkeson (Chair)

John H. McArthur
Ronaldo H. Schmitz
Mark S. Wrighton

Performance Graph

       The following graph compares the cumulative five-year total stockholder return on Cabot common stock from September 30, 2000 through September 30, 2004, with the S&P 500 Stock Index, the S&P Midcap 400 Index, the S&P 500 Specialty Chemicals Index, the S&P 500 Chemicals Index and the S&P 400 Chemicals Index. The comparison assumes the investment of $100 on October 1, 1999 in Cabot’s common stock and in each of the indices and, in each case, assumes reinvestment of all dividends. The stockholder return on Cabot common stock takes into account the distribution to Cabot stockholders on September 29, 2000 of ..28047 shares of common stock of Cabot Microelectronics Corporation for each share of Cabot common stock held.

Comparison of Five Year Cumulative Total Return

	Sept. 30, 2000	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2003	Sept. 30, 2004

Cabot Corporation	135.83	279.69	149.91	207.84	286.10
S&P 500 Chemicals Index	79.91	87.73	88.38	104.19	132.13
S&P 500 Specialty Chemicals Index	74.18	87.81	97.86	108.44	135.16
S&P 500 Stock Index	113.28	83.13	66.10	82.22	93.63
S&P Midcap 400 Index	143.22	116.00	110.55	140.19	164.80
S&P 400 Chemicals Index	86.87	100.93	102.32	108.92	151.44

Certain Relationships and Related Transactions

       In January 2002, the Company made a loan in the principal amount of $300,000 to John A. Shaw, Cabot’s Executive Vice President and Chief Financial Officer, in connection with his relocation to Boston, Massachusetts. Mr. Shaw repaid the outstanding principal on the loan and accrued interest, which by that time had been reduced to $200,000, in February 2004. While the loan was not interest bearing, interest on the loan was imputed for income tax purposes at a rate of 4.4% per annum. Repayment of the loan was secured by a mortgage on real property owned by Mr. Shaw. Mr. Shaw was required to make principal payments on the loan equal to 50% (pre-tax) of any increases in his salary and 50% of his bonuses. Unless otherwise accelerated pursuant to its terms, the note was due and payable in full in January 2007. The largest amount outstanding at any time under the loan during fiscal year 2004 was $245,000.

      Under the Cabot Loan Program, Cabot made loans to certain of its employees in connection with their purchases of restricted common stock under Cabot’s long-term incentive compensation programs in 2002, 2003 and 2004. Until 2002, such loans have been available to all recipients of restricted stock grants under these programs. Beginning with awards made under the 2002 long-term incentive compensation program, because of restrictions set forth in Section 402 of the Sarbanes-Oxley Act of 2002 (“SOx”), Cabot’s executive officers are not eligible to participate in the Cabot Loan Program, although loans to Cabot’s executive officers outstanding as of July 30, 2002 were grandfathered under SOx and, to the extent they were not otherwise due and payable to Cabot, remained outstanding. The amounts listed opposite each executive officer’s name in the table below indicate (i) the largest amount outstanding at any one time during fiscal year 2004 pursuant to loans made under the Cabot Loan Program, and (ii) the aggregate amount outstanding as of September 30, 2004. For Messrs. Berube, Brady, Burnes, Cordeiro and Gormisky, the loans reported below were made in connection with the 2001 long-term incentive awards. For Mr. Shaw, the loan was made in connection with a grant of restricted stock made to him on January 2, 2002. Interest accrued on all of these loans at a rate of 5.5% per annum and the shares of restricted stock purchased with the funds borrowed from Cabot were pledged to Cabot as collateral for the loans. All of these loans were repaid in May 2004, in the case of Messrs. Berube, Brady, Burnes, Cordeiro and Gormisky, upon the vesting of their 2001 awards, and in the case of Mr. Shaw, upon the vesting of the award granted to him in January 2002.

      Mr. Blevi participated in the Cabot Loan Program in connection with the grant of restricted stock made to him under the 2003 long-term incentive compensation program, and borrowed $392,000 from Cabot in that year, which represented 70% of the purchase price of the restricted stock. Mr. Blevi paid 30% of the purchase price with his own funds. Under the terms of the 2003 long-term incentive compensation program Cabot agreed to pay a bonus to Mr. Blevi in an amount equal to $392,000 at the time the shares of restricted stock vest in May 2006. Prior to Mr. Blevi’s election as a director and his designation as an executive officer of Cabot, the Compensation Committee of the Board of Directors authorized the acceleration of the payment of the $392,000 bonus. Mr. Blevi used this bonus to repay the $392,000 loan.

Loans to Executive Officers in Connection

with Long-Term Incentive Program

	Largest
	Amount
	Outstanding	Amount
	During	Outstanding at
	Fiscal Year	September 30,
Name of Executive Officer	2004	2004

Brian A. Berube	$94,140	—
Dirk L. Blevi	$392,000	—
William J. Brady	$366,100	—
Kennett F. Burnes	$1,150,600	—
Eduardo E. Cordeiro	$104,600	—
Paul Gormisky	$104,600	—
John A. Shaw	$315,600	—

      Under Cabot’s long-term equity incentive program, employees are permitted to satisfy any federal, state, Medicare and Social Security tax that may be due upon the vesting of shares of restricted stock by selling such vested stock back to the Company. The amounts listed opposite each executive officer’s name in the table below show the dollar value of Cabot common stock sold to the Company by such executive officer to satisfy his withholding tax obligations on shares of Cabot restricted stock, and on shares of Cabot Microelectronics Corporation restricted stock, that vested during fiscal year 2004:

$ Value of
Shares Sold to
Name Of Executive Officer	the Company

Brian A. Berube	$113,639
William J. Brady	$305,124
Kennett F. Burnes	$1,030,560
Eduardo E. Cordeiro	$123,016
Paul Gormisky	$71,261
John A. Shaw	$310,377

Section 16(a) Beneficial Ownership Reporting Compliance

       Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange, and to furnish us with copies of the forms they file.

      To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations of our directors and officers, during the year ended September 30, 2004, all Section 16(a) reports applicable to our officers and directors were filed on a timely basis.

Future Stockholder Proposals

       Any stockholder proposal intended for inclusion in the proxy statement for the 2006 Annual Meeting of Stockholders must be received by Cabot at its offices at Two Seaport Lane, Suite 1300, Boston, Massachusetts 02210-2019, by September 30, 2005 and should be sent to the attention of the Corporate Secretary. If a stockholder of the Company intends to present a proposal at the 2006 Annual Meeting of Stockholders without including it in Cabot’s proxy statement, such stockholder must comply with the advance notice provisions of Cabot’s By-Laws. Those provisions require that Cabot receive the proposal at its offices at Two Seaport Lane, Suite 1300, Boston, Massachusetts 02210-2019, attention Corporate Secretary, not earlier than December 11, 2005, and not later than January 10, 2006.

Annual Report on Form 10-K

       We are providing without charge, to each person from whom a proxy is solicited, a copy of our annual report on Form 10-K, including the financial statements and schedules, for fiscal year 2004. To request an additional copy of the Form 10-K, please write to Corporate Secretary, Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, MA 02210-2019.

Solicitation of Proxies

       The cost of soliciting proxies in the enclosed form will be borne by Cabot. In addition to solicitation by mail, officers and other employees of Cabot may solicit proxies personally, by telephone and by facsimile. Cabot may request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing. D.F. King & Co., Inc., New York, New York, has been retained to assist Cabot in the solicitation of proxies at a fee estimated not to exceed $10,000.

Miscellaneous

       The management does not know of any matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy intend to vote the shares to which the proxy relates on such matters in accordance with their best judgment unless otherwise specified in the proxy.

By order of the Board of Directors,

Jane A. Bell

Secretary

Boston, Massachusetts

January 28, 2005

January 28, 2005

Dear Plan Participant:

      The Annual Meeting of Stockholders of Cabot Corporation will be held on March 10, 2005. The record date for determining stockholders entitled to vote at the meeting was January 14, 2005. Through your participation in the Cabot Corporation Retirement Savings Plan (“RSP”), the Cabot Corporation Long-Term Incentive Program, the Cabot UK Holdings Limited Inland Revenue Approved Employee Share Ownership Plan (“AESOP”), the Cabot Canada Ltd. Employees’ Stock Purchase Plan (“ESPP”) and/or the Cabot Oil & Gas Corporation Savings Investment Plan (“SIP”), you are the beneficial owner of Cabot Common Stock and/or Cabot Convertible Preferred Stock and have the right to instruct the Trustee of the Plan or Plans in which you participate how to vote your shares. You will be able to vote shares allocated to your accounts by following the instructions on the enclosed proxy card.

      I encourage you to exercise your right to vote these shares by completing the enclosed proxy card instructing the Trustees as to your wishes. Your vote is important for two reasons. When you vote your shares, you participate directly in the affairs of the Company equally with all other stockholders. In addition, if you hold shares in the RSP, your vote tells the Trustees of the RSP how to vote (i) those shares for which no instructions are received from other RSP participants and (ii) those shares that have not yet been allocated to participants’ accounts.

      The Trustees of each Plan will have the voting instructions of each participant in the Plans tabulated and will vote the shares of the participants by submitting a final proxy card representing each Plan’s shares for inclusion in the tally at the Annual Meeting. Your individual vote will not be disclosed to anyone in the Company.

      To vote your shares, please read the Notice of Meeting and Proxy Statement carefully, mark and sign the enclosed proxy card, and return it to the Company’s transfer agent, EquiServe, before March 7, 2005 in the enclosed postage-paid envelope. If you prefer, you may vote your shares via telephone or the Internet, as explained on the proxy card, until midnight on March 7, 2005.

Sincerely,

KENNETT F. BURNES
Chairman of the Board, President and Chief Executive Officer

0928-EBP-05

DETACH HERE

PROXY
CABOT CORPORATION
Annual Meeting of Stockholders – March 10, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brian A. Berube, Jane A. Bell and Michaela Allbee, and each of them, proxies, with power of substitution, to vote the shares of stock of Cabot Corporation that the undersigned is entitled to vote, as specified on the reverse side of this card, and, if applicable, hereby directs the trustees of the employee benefit plans to vote the shares of stock of Cabot Corporation allocated to the account(s) of the undersigned or otherwise that the undersigned is entitled to vote pursuant to such employee benefit plans, at the Annual Meeting of Stockholders of Cabot Corporation to be held on March 10, 2005 at 4:00 p.m., EST, in the Amphitheater of the World Trade Center, 200 Seaport Boulevard, Boston, Massachusetts, and at any adjournment of postponement thereof.

WHEN THIS PROXY IS PROPERLY EXECUTED THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED AND, IF NO SPECIFICATION IS MADE, WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2, AND IT AUTHORIZES THE ABOVE DESIGNATED PROXIES AND TRUSTEES, AS APPLICABLE, TO VOTE IN ACCORDANCE WITH THEIR JUDGMENT ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

CABOT CORPORATION

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet
Log on to the Internet and go to http://www.eproxyvote.com/cbt

OR

Vote-by-Telephone
Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

This proxy/voting instruction card will be voted “FOR” Items 1 and 2 if no choice is specified.

1.	Election of Directors.

Nominee for term expiring in 2006: (01) Dirk L. Blevi

Nominees for terms expiring in 2008: (02) Arthur L. Goldstein, (03) Juan Enriquez-Cabot, (04) Gautam S. Kaji, (05) Henry F. McCance, (06) John H. McArthur

FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES	☐

☐

For all nominees except as noted above

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Cabot’s independent registered public accounting firm for the fiscal year ending September 30, 2005.	☐	☐	☐

3.	Transaction of such other business as may properly come before the meeting and any adjournments or postponements thereof.

	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐

	MARK HERE IF YOU PLAN TO ATTEND THE MEETING			☐

Please date and sign as name is imprinted hereon, including designation as executor, trustee, etc., if applicable. A corporation must sign in its name by the president or other authorized officers. All co-owners must sign.

Signature:	Date:	Signature:	Date: